EXHIBIT 23H10
MONEY MARKET SERVICES AGREEMENT
     This Agreement is made as of September 1, 2010 by and between SSgA Funds, a Massachusetts business trust (the “Trust”), on behalf of its series identified on Appendix A hereto, individually and separately, and State Street Bank and Trust Company, a Massachusetts trust company (in its capacity as service provider hereunder, “State Street”).
Witnesseth:
     WHEREAS, the Trust is an open-end management investment companies registered with the U.S. Securities and Exchange Commission (the “SEC”) by means of a registration statement under the Investment Company Act of 1940, as amended (the “1940 Act”), and has established certain series that are “money market funds” within the meaning of Rule 2a-7 under the 1940 Act (“Rule 2a-7”) and which are listed on Appendix A hereto (each, a “Portfolio” and collectively, the “Portfolios”); and
     WHEREAS, the Trust desires to retain State Street to furnish certain money market regulatory services to the Portfolios (the “Services”), and State Street is willing to furnish such Services, on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the State Street and the Trust (collectively, the “Parties”) agree as follows:
1. Engagement of State Street and services to be provided.
     1.1 Services. State Street shall provide the Services to the Portfolios subject to the authorization and direction of the Trust, to assist the Portfolios’ compliance with the requirement of Rule 2a-7, that a money market fund: (i) file with the SEC a monthly report of its portfolio holdings on Form N-MFP current as of the last business day of the previous month, no later than the fifth business day of each month (the “Form N-MFP Deadline”); and (ii) post on its website, no later than the fifth business day of the month (the “Portfolio Holdings Deadline”), a schedule of its portfolio investments as of the last business day of the previous month.
     1.2 Form N-MFP.
          1.2.1 Subject to the authorization and direction of the Trust, in accordance with procedures that may be established from time to time between the Trust and State Street, State Street will prepare for review by designated officers of the Trust a monthly report on Form N-MFP as of the last business day of the previous month and file it with the SEC on behalf of the Trust on or prior to the Form N-MFP Deadline.
          1.2.2 In order to prepare Form N-MFP, State Street will aggregate data from its systems, authorized vendors and the Trust. The Trust acknowledges that certain data required in Form N-MFP, if not obtainable from a third-party data source, must be provided by the other service providers, vendors, agents or advisors to the Trust on behalf of the Portfolios, including the General Information, Items 1 to 10, 19, 20, 32, 34, 37 to 39, 43, 44 and 46 of Form N-MFP; provided, however, that in no circumstance shall State Street be liable or responsible for obtaining or providing such data or third party data. The Trust acknowledges that certain data required in Form N-MFP will be provided by third parties including Items 30, 33 and 34 of Form N-MFP.

     1.3 Monthly Portfolio Holdings.
          1.3.1 State Street will provide the Trust the following portfolio holdings data required by Rule 2a-7 for each month prior to the Portfolio Holdings Deadline with respect to each Portfolio and each class thereof:
(a)	Dollar-weighted average portfolio maturity; and

(b)	Dollar weighted average portfolio maturity determined without reference to the exceptions in Rule 2a-7(d) regarding interest rate readjustments.
          1.3.2 State Street will provide the Trust the following portfolio holdings data required by Rule 2a-7 for each month prior to the Portfolio Holdings Deadline with respect to each security held by the Portfolios:
(a)	Name of the issuer;

(b)	Category of investment;

(c)	CUSIP (if any);

(d)	Principal amount;

(e)	Maturity Date;

(f)	Final Legal Maturity Date;

(g)	Coupon or Yield; and

(h)	Amortized cost value.
          1.3.3 The Parties acknowledge that yield may be calculated by State Street or provided by the Trust and that the Trust shall confirm the Category of Investment determination suggested by State Street.
2. Evidence of Authority.
State Street shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed by or on behalf of a Trust. Instructions may be in writing signed by the authorized person or persons or may be by such other means and utilizing such intermediary systems and utilities as may be agreed from time to time by State Street and the Trust. State Street may act on oral instructions if State Street reasonably believes them to have been given by a person authorized to provide such instructions with respect to the transaction involved; the Trust shall cause all oral instructions to be confirmed in writing.
3. Compensation of State Street.
State Street shall be entitled to reasonable compensation for the Services and expenses of State Street, as agreed upon from time to time between the Trust and State Street. Fees and expenses relating to the Services will be calculated and become due on a monthly basis.
4. Responsibilities of the parties; indemnification; and disclaimers.
     4.1 State Street shall be entitled to rely on and may act upon advice of outside counsel to the Trust (which may also be counsel to State Street) on all matters, and shall be without liability for any action taken or omitted in good faith pursuant to such advice (provided that such counsel to the Trust has consulted with the Chairperson of the Board of Trustees of the Trust prior to delivering such advice).
     4.2 The Trust acknowledges that the Services shall be used to assist the Portfolios to comply with their obligations under Rule 2a-7.

     4.3 Unless informed in writing otherwise, State Street will assume that the Trust and its Portfolios have the necessary licenses from each nationally recognized statistical ratings organization whose ratings are set forth in its Forms N-MFP as contemplated hereby, as applicable.
     4.4 The Trust acknowledges that it shall be the Trust’s responsibility to retain for the periods prescribed by Rule 2a-7 (i) its Forms N-MFP produced by State Street, and (ii) its portfolio holdings information on its website.
     4.5 The Parties hereto acknowledge that State Street may be required to rely upon data provided by the Trust or third parties (“Data”) in providing the Services. Except with respect to Data provided by State Street’s affiliates, State Street does not own the Data, has not developed the Data, does not control the Data, and has not, and will not make any inquiry into the accuracy of any Data. Without limiting the foregoing, State Street will not be liable for (i) inaccuracies of, errors in or omissions of, Data provided by unaffiliated third parties or by the other service providers, vendors, agents or advisers of the Trust, or (ii) any risk in connection with the transmission/delivery of Data including, but not limited to, delays in the transmission/delivery of reports, Forms N-MFP or portfolio holdings so long as State Street has acted without negligence or willful misconduct. In the absence of negligence or willful misconduct, State Street shall assume no liability to the Trust of any kind or nature whatsoever in relation to this Agreement or the Services. State Street shall not be liable for any decision made or action taken in reliance on the reports or other data or information included in the Services provided by State Street.
     4.6 The Trust acknowledges and agrees that the Services do not constitute investment advice or recommendations of any kind and State Street is not acting in a fiduciary capacity in providing the Services.
     4.7 In no event shall State Street, any of its affiliates, nor any of their respective officers, directors, employees, representatives or agents (collectively, the “State Street Indemnified Parties”) be liable to the Trust, its investment advisor(s), or any other third party including, without limitation, any client of, or investor or participant in, the Trust for any losses, damages, costs, expenses or any other matter relating to the Services, including, without limitation, results therefrom, except, that State Street shall be liable to the Trust to the extent of any loss or expense resulting directly from State Street’s negligence, bad faith or willful misconduct in connection with its performance of the Services.
     4.8 The Trust shall indemnify and hold State Street and the State Street Indemnified Parties harmless from and against any and all losses, damages, liabilities, actions, suits, claims, costs and expenses, including, without limitation, reasonable legal fees and costs of investigation, (a “Claim”) arising as a result of (i) State Street’s use of the Data provided by the Trust or third parties to State Street required in order to provide the Services; or (ii) any use of the Services by the Trust, except to the extent any such Claim results directly from the negligence, bad faith or willful misconduct of State Street in connection with its performance of the Services.
     4.9 In the event State Street or any State Street Indemnified Parties are held liable for any reason as to the Services, such liability shall be limited to the direct damages incurred by a Trust not to exceed the aggregate amount of fees paid by the Trust to State Street for the Services for the 36 months preceding the occurrence of the first event giving rise to any such direct damages.
     4.10 Notwithstanding anything to the contrary in this Agreement, in no event shall a Party be liable to the other Party or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder regardless of whether such damages could have been foreseen or prevented by such Party.

     4.11 Notwithstanding anything to the contrary in this Agreement, in no event shall a Party to this Agreement be liable to the other Party or any third party for any Claim resulting from (i) any acts of God, fires, floods, or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, terrorism or insurrection, or (ii) other happenings or events beyond the reasonable control of the Party affected.
     4.12 The Trust understands that the nature of the Services provided under this Agreement is distinct from the services provided under any other agreement between the State Street and the Trust, including any custody, fund accounting or fund administration services agreements and, consequently, the terms of this Agreement rather than such other agreements shall govern the delivery of the Services.
5. Effective Period, Termination and Amendment.
     5.1 This Agreement shall become effective as of the date first above written. The Agreement shall remain in effect unless terminated by either party on sixty (60) days’ prior written notice.
     5.2 Termination of this Agreement with respect to a Trust or a particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Trust or Portfolio. The provisions of Section 4 of this Agreement shall survive termination of this Agreement for any reason.
     5.3 This Agreement may be amended at any time in writing by mutual agreement of the Parties hereto.
6. General.
     6.1 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.
     6.2 Prior Agreements. This Agreement supersedes and terminates, as of the date hereof, all prior agreements between the Trust and State Street relating to the Services.
     6.3 Assignment. This Agreement may not be assigned by the Trust without the written consent of State Street. This Agreement may not be assigned by State Street without the written consent of the Trust, except that State Street may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with State Street.
     6.4 Additional Portfolios. In the event that the Trust establishes one or more Portfolios in addition to those set forth on Appendix A hereto with respect to which it desires to have State Street render the Services under the terms hereof, the Trust shall so notify State Street in writing, and if State Street agrees in writing to provide such Services, such series of shares shall become a Portfolio hereunder.
     6.5 Representations and Warranties. Each of State Street and the Trust represents and warrants that (a) it is duly incorporated or organized and is validly existing in good standing in its jurisdiction of incorporation or organization; (b) it has the requisite power and authority under applicable law and its governing documents to enter into and perform this Agreement; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (d) this Agreement constitutes its legal, valid, binding and enforceable agreement; and (e) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the applicable Party or any law or regulation applicable to it.

     6.6 Notices. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth in the custodian agreement with State Street relating to the Trust during normal business hours or delivered prepaid registered mail or by telex, cable or telecopy to the Parties to the addresses set forth therein or such other addresses as may be notified by any party from time to time. Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of cable, 24 hours after dispatch and, in the case of telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.
     6.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.
     6.8 Severability. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
     6.9 Confidentiality. This Agreement contains confidential information of the Parties and shall not be disclosed by a Party to any third party without the prior written consent of the other Party.
     6.10 Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.
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Signature Page
In Witness Whereof, each of the Parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the date first above-written.
STATE STREET BANK AND TRUST COMPANY

By: Name:	/s/ Michael F. Rogers Michael F. Rogers
Title:	Executive Vice President
SSgA FUNDS
ON BEHALF OF EACH OF ITS PORTFOLIOS
      LISTED ON APPENDIX A HERETO

By: Name:	/s/ Ellen M. Needham Ellen M. Needham
Title:	Vice President

APPENDIX A
TO
MONEY MARKET SERVICES AGREEMENT

Trust/Portfolio Name	Classes (if more than one)
SSgA Funds
SSgA Money Market Fund
SSgA U.S. Government Money Market
SSgA U.S. Treasury Money Market
SSgA Prime Money Market Fund
SSgA Tax Free Money Market Fund